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                                                                    EXHIBIT 11.0

                    UNITED DENTAL CARE, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except per share amounts)

                                                                          For Three Months Ended       For Nine Months Ended
                                                                              September 30,                September 30,
                                                                          ----------------------     ----------------------
                                                                             1996       1997            1996         1997
                                                                          ----------  ----------     ----------   ----------
I.     Reported net earnings
       Net income (loss) .............................................      $1,876      $(1,312)      $4,932      $(4,293)
                                                                            ======      =======       ======      =======


II.    Primary earnings per share
       A.  Shares outstanding
             Weighted average number of shares outstanding during
                  period .............................................       6,908        8,943        6,906        8,932
             Shares potentially issuable upon the assumed exercise of
                  stock options, net of assumed repurchase using the
                  Treasury Stock Method ..............................         261          N/A          298          N/A
                                                                            ------      -------       ------      -------
             Total common shares and common equivalent shares ........       7,169        8,943        7,204        8,932
                                                                            ======      =======       ======      =======
       B.  Computation of net earnings (loss) per share
                      Net income (loss) ..............................      $ 0.26      $ (0.15)      $ 0.68      $ (0.48)
                                                                            ======      =======       ======      =======

III.  Fully diluted earnings per share (see NOTE below)
       A.  Shares outstanding
              Weighted average number of shares outstanding during
                  period .............................................       6,908        8,943        6,906        8,932
              Shares potentially issuable upon the assumed exercise of
                  stock options, net of assumed repurchase using the
                  Treasury Stock Method ..............................         276          N/A          302          N/A
                                                                            ------      -------       ------      -------
              Total common shares and common equivalent shares .......       7,184        8,943        7,208        8,932
                                                                            ======      =======       ======      =======
       B.  Computation of net earnings (loss) per share
                      Net income (loss) ..............................      $ 0.26      $ (0.15)      $ 0.68      $ (0.48)
                                                                            ======      =======       ======      =======

NOTES:

The amounts of per share earnings (loss) on the fully diluted basis are not required to be presented in the consolidated statements of operations under the provisions of Accounting Principles Board Opinion No. 15 since there is no significant difference between primary and fully diluted earnings per share.

Shares potentially issuable upon assumed exercise of stock options are not applicable for any period in which their inclusion would have the effect of decreasing the loss per share amount for such period.